CEL-SCI CORPORATION
                              8229 Boone Blvd. #802
                                Vienna, VA 22182
                                 (703) 506-9460


                                February 21, 2020


Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

    Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-1 File No. 333-233379


     CEL-SCI  Corporation  (the  "Company")  requests  that the  above-captioned
Post-Effective Amendment No. 1 to registration statement 333-233379 be withdrawn. The reason for this request is that the Post-Effective Amendment was filed in error.

     No securities were sold by means of the Post-Effective Amendment No. 1 to the registration statement.

                                    Very Truly Yours,

                                    CEL-SCI CORPORATION


                                     /s/ Geert R. Kersten
                                     -----------------------------------
                                     Geert R. Kersten
                                     Chief Executive Officer












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